UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549
                           __________________________

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

          Date of Report (Date of earliest event reported): May 5, 2005

                         Concurrent Computer Corporation
                         -------------------------------
             (Exact name of registrant as specified in its charter)

                                    Delaware
                                    --------
                 (State or other jurisdiction of incorporation)

                                     0-13150
                                     -------
                            (Commission File Number)

                                   04-2735766
                                   ----------
                      (IRS Employer Identification Number)

           4375 River Green Parkway, Suite 100, Duluth, Georgia 30096
           ----------------------------------------------------------
                    (Address of principal executive offices)

       Registrant's telephone number, including area code:  (678) 258-4000

                                 Not Applicable
                                 --------------
          (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

     On May 4, 2005, the Board of Directors (the "Board") of Concurrent Computer Corporation (the "Company"), upon recommendation of the Board's Audit and Compensation Committees, approved the accelerated vesting of certain unvested and "out-of-the-money" options held by current employees and officers (the "Acceleration"). The Board did not accelerate vesting of any options held by the Chief Executive Officer or any Directors. The options accelerated were granted under the Company's 1991 Restated Stock Option Plan and the Company's 2001 Stock Option Plan (collectively, the "Plans").

     As a result of the Acceleration, the affected unvested options are those which had exercise prices of greater than $2.10 per share. The closing sales price of the Company's common stock on the NASDAQ National market on May 4, 2005, the effective date of the Acceleration, was $1.68. Pursuant to the Acceleration, options granted under the Plans to purchase approximately 1.3 million shares of the Company's common stock that would otherwise have vested at various times within the next four years became fully vested. The options have a range of exercise prices of $2.12 to $14.85. As a result of the Board's decision to approve the Acceleration, each agreement for options subject to the Acceleration is deemed to be amended to reflect the Acceleration as of the effective date, but all other terms and conditions of each such option agreement remain in full force and effect.

     The decision to initiate the Acceleration under the Plans, which the Company believes to be in the best interest of the Company and its shareholders, was made primarily to reduce compensation expense that would be expected to be recorded in future periods following the Company's adoption on July 1, 2005 of Financial Accounting Standards Board ("FASB") Statement No. 123, "Share-Based Payment (revised 2004)" ("SFAS 123(R)"). The Company currently accounts for stock-based compensation using the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," under which the Company has not recognized any compensation expense for its stock option grants. SFAS 123(R) will require the Company to record compensation expense equal to the fair value of all equity-based compensation over the vesting period of each such award. As a result of the Acceleration under the Plans, the Company expects to reduce its aggregate compensation expense related to the Acceleration by a total of approximately $2.7 million before taxes over the next four years (the vesting period for the accelerated options). This estimate is subject to change, but is based on approximated value calculations using the Black-Scholes methodology. The Company will disclose the pro forma effect of this compensation expense in the pro forma footnote disclosure in its fiscal year 2005 annual report, as permitted under the transition guidance provided by the FASB.


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
SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated:  May 5, 2005

CONCURRENT COMPUTER CORPORATION
(Registrant)


By:  /s/ Greg Wilson
   ------------------------
Greg Wilson
Chief Financial Officer


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